Exhibit 16.1

February 8, 2021

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:
We have read item 4.01 included in the Form 8-K of General Moly, Inc. filed with the Securities and Exchange Commission regarding our resignation as General Moly, Inc.’s auditor. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Plante & Moran, PLLC

PLANTE & MORAN, PLLC